News Release

IMMEDIATE RELEASE

Thursday, April 19, 2007

Gannett Co., Inc. Releases March Statistical Report

McLEAN, VA - Gannett Co., Inc. (NYSE: GCI) reported today that total pro forma operating revenues for the third period ended April 1, 2007 declined 0.8 percent compared with the third period in 2006. For comparison purposes, the strengthening exchange rate of the British Pound also affected results for the company's UK operations. If the exchange rate had remained constant year-over-year, total pro forma operating revenue would have been 2.7 percent lower.

March

Pro forma newspaper advertising revenues in March were down 2.0 percent, compared with March 2006. Pro forma assumes all properties presently owned were owned in both periods. If the exchange rate had remained constant year-over-year, total pro forma newspaper advertising would have been 4.1 percent lower.

Pro forma local advertising revenues increased 1.8 percent in the third period. In the U.S., across all products, local ad revenue gains were achieved in the grocery, health, restaurants, telecommunications and office supplies categories while the department stores, furniture, consumer electronics and financial categories declined compared to last year. On a constant currency basis, local advertising would have been 0.5 percent higher.

Pro forma classified revenues declined 5.1 percent in the third period. On a constant currency basis, pro forma classified revenues would have been 8.4 percent lower. Real estate revenues were down 5.6 percent, employment revenues were 4.5 percent lower, and automotive revenues declined 14.6 percent while other classified revenues increased 4.5 percent. If the exchange rate had remained constant year-over-year, real estate would have been 9.2 percent lower, employment would have declined 7.7 percent and automotive would have been down 17.3 percent. Classified results in the UK were better than in the U.S. community newspapers due, in part, to difficult comparisons at the U.S. properties. At our U.S. community newspapers, pro forma classified revenues were 11.1 percent lower for the third period reflecting declines of 15.3 percent in real estate revenues, 10.8 percent in employment revenues and 15.1 percent in automotive revenues. For comparison purposes, real estate was up 31.1 percent and employment was 9.4 percent higher at our domestic community newspapers in March a year ago. Classified revenues at Newsquest in the UK were down 2.7 percent, in pounds. Increases in real estate of 1.8 percent and other classified of 5.1 percent were offset by declines of
1.0 percent in employment and 22.4 percent in automotive.

Pro forma national advertising revenues for the third period were 3.1 percent lower. At USA TODAY, advertising revenues were 3.7 percent lower on paid ad pages of 303 versus 341 last year. In the third period at USA TODAY, growth in the travel, telecommunications, pharmaceutical,

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packaged goods and restaurant categories was offset by weakness in the automotive, entertainment, financial and retail categories.

Pro forma broadcasting revenues, which include Captivate, were 2.4 percent higher for March. Television revenues increased 2.7 percent in the period reflecting a 3.8 percent increase in local revenues and a 1.6 percent decline in national revenues.

Other revenue rose 7.8 percent in the third period due primarily to increases in commercial printing and PointRoll.

First Quarter

For the first quarter of 2007, total pro forma operating revenues were 1.2 percent lower and would have declined 2.8 percent on a constant currency basis reflecting, in part, the absence of $22 million of Olympic revenues and the absence of the final week of December (which was included in the first quarter of 2006), which has been a traditionally strong week for advertising in the U.S. Severe weather in the quarter also held back ad spending.

Pro forma newspaper advertising revenues for the quarter were down 1.8 percent and would have been 3.7 percent lower on a constant currency basis. The company's UK results were stronger than its U.S. results as advertising at our domestic community newspapers declined 4.8 percent while ad revenues in the UK advanced 1.4 percent, in pounds.

For the quarter, pro forma local advertising was 0.6 percent higher and would have been 0.5 percent lower on a constant currency basis. Local advertising in the U.S. declined 0.6 percent for the quarter due in part to the switch of the final week of December.

Pro forma classified revenues for the quarter declined 3.0 percent. Real estate revenues were 1.5 percent lower, employment was down 2.0 percent, automotive declined 13.5 percent while other classified increased 5.1 percent. Classified revenues would have been 6.0 percent lower on a constant currency basis as real estate would have been 4.8 percent lower, employment would have declined 5.0 percent and automotive would have decreased 15.8 percent. Classified revenues were down 9.3 percent at our domestic community newspapers comprised of declines of 11.2 percent in real estate, 8.3 percent in employment and 15.8 percent in automotive revenues. For comparison purposes, real estate classified revenues were up 22.1 percent and employment classified revenues increased 7.4 percent in the first quarter of 2006 at our domestic community newspapers. Classified revenues in the UK, in pounds, were up 2.4 percent in the quarter as real estate and employment advanced 9.1 percent and 3.2 percent, respectively; automotive fell 15.8 percent while other classified increased 7.7 percent.

Pro forma national advertising revenues were 4.8 percent lower for the quarter. At USA TODAY, advertising revenues were down 7.9. Paid advertising pages totaled 904 compared with 1,012 in the year-ago period.

Pro forma broadcasting revenues were down 6.3 percent and television revenues were 6.9 percent lower reflecting primarily the absence of substantial ad demand related to the Olympics in the

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first quarter of 2006. Captivate revenues were up 17 percent for the quarter. Based on current pacings, television revenues for the second quarter of 2007 would lag last year's second quarter in the very low single digits.

Other revenue in the quarter increased 12.0 percent due to higher commercial printing and PointRoll revenues.

* * * *

In addition to the revenue and statistical summary, attached is a chart which shows the consolidated Gannett Online audience share for March from Nielsen//Net Ratings. In March, Gannett's domestic Websites had approximately 23.1 million unique visitors reaching 14.6 percent of the Internet audience.

The pro forma broadcasting revenue statistics include results for KTVD-TV in Denver (acquired in late June 2006 and operated as a duopoly with KUSA-TV) and WATL-TV in Atlanta (acquired in August 2006 and operated as a duopoly with WXIA-TV). Ad linage for Newsquest, Clipper and Gannett Health Care Group are not included in the ad volume statistics. Circulation volume numbers for Newsquest's paid daily newspapers are included in the enclosed statistics, but volume from unpaid daily and non-daily publications is not included in the circulation volume statistics. The revenue and statistical data related to the Muskogee (OK) Phoenix, which was contributed to the Gannett Foundation in April 2006, has been excluded from all periods presented.

Gannett Co., Inc. is a leading international news and information company that publishes 90 daily newspapers in the USA, including USA TODAY, the nation's largest-selling daily newspaper. The company also owns nearly 1,000 non-daily publications in the USA and USA WEEKEND, a weekly newspaper magazine. Gannett subsidiary Newsquest is the United Kingdom's second largest regional newspaper company. Newsquest publishes nearly 300 titles, including 18 daily newspapers, and a network of prize-winning Web sites. Gannett also operates 23 television stations in the United States and is an Internet leader with sites sponsored by its TV stations and newspapers including USATODAY.com, one of the most popular news sites on the Web.

Certain statements in this press release may be forward looking in nature or "forward looking statements" as defined in the Private Securities Litigation Reform Act of 1995. The forward looking statements contained in this press release are subject to a number of risks, trends and uncertainties that could cause actual performance to differ materially from these forward looking statements. A number of those risks, trends and uncertainties are discussed in the company's SEC reports, including the company's annual report on Form 10-K and quarterly reports on Form 10-Q. Any forward looking statements in this press release should be evaluated in light of these important risk factors.

Gannett is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this press release by wire services, Internet service providers or other media.

Contact: Jeff Heinz
Director, Investor Relations
703-854-6917
jheinz@gannett.com

GANNETT CO., INC.
REVENUE & STATISTICAL SUMMARY
                         Period 3 (March 5, 2007 - April 1, 2007)
                                                                        %
                              2007            2006         CHANGE    CHANGE
REVENUES:
Advertising:
Local                  $   186,829,000 $   183,572,000  $  3,257,000    1.8
National                    68,259,000      70,424,000    (2,165,000)  (3.1)
Classified                 185,998,000     195,953,000    (9,955,000)  (5.1)
                         -------------    ------------   -----------   ----
Total Advertising      $   441,086,000 $   449,949,000  $ (8,863,000)  (2.0)
                         =============    ============   ===========   ====
Circulation                105,888,000     107,115,000    (1,227,000)  (1.1)
Other revenue               42,188,000      39,124,000     3,064,000    7.8
Broadcasting                63,436,000      61,968,000     1,468,000    2.4
                         -------------    ------------   -----------   ----
Total Revenue          $   652,598,000 $   658,156,000  $ (5,558,000)  (0.8)
                         =============    ============   ===========   ====
VOLUME:
Newspaper Inches:
Local                        2,566,938       2,634,702       (67,764)  (2.6)
National                       289,173         309,415       (20,242)  (6.5)
Classified                   4,096,193       4,355,280      (259,087)  (5.9)
                         -------------    ------------   -----------   ----
Total ROP                    6,952,304       7,299,397      (347,093)  (4.8)
                         =============    ============   ===========   ====
Preprint Distribution
(in thousands)               1,005,053         956,971        48,082    5.0
                         =============    ============   ===========   ====
NET PAID CIRCULATION:
Morning (w/USAT)             7,111,388       7,196,961       (85,573)  (1.2)
Evening                        875,409         904,147       (28,738)  (3.2)
                         -------------    ------------   -----------   ----
Total Daily                  7,986,797       8,101,108      (114,311)  (1.4)
                         =============    ============   ===========   ====
Sunday                       6,176,720       6,433,923      (257,203)  (4.0)
                         =============    ============   ===========   ====

                         Year-to-Date through April 1, 2007
                                                                        %
                              2007            2006         CHANGE    CHANGE
REVENUES:
Advertising:
Local                  $   522,371,000 $   519,023,000 $   3,348,000    0.6
National                   195,322,000     205,078,000    (9,756,000)  (4.8)
Classified                 525,185,000     541,627,000   (16,442,000)  (3.0)
                         -------------    ------------   -----------   ----
Total Advertising      $ 1,242,878,000 $ 1,265,728,000 $ (22,850,000)  (1.8)
                         =============    ============   ===========   ====
Circulation                323,986,000     323,877,000       109,000    0.0
Other revenue              121,272,000     108,270,000    13,002,000   12.0
Broadcasting               183,059,000     195,277,000   (12,218,000)  (6.3)
                         -------------    ------------   -----------   ----
Total Revenue          $ 1,871,195,000 $ 1,893,152,000 $ (21,957,000)  (1.2)
                         =============    ============   ===========   ====
VOLUME:
Newspaper Inches:
Local                        7,819,337       8,023,838      (204,501)  (2.5)
National                       852,542         958,894      (106,352) (11.1)
Classified                  12,457,177      13,283,518      (826,341)  (6.2)
                         -------------    ------------   -----------   ----
Total ROP                   21,129,056      22,266,250    (1,137,194)  (5.1)
                         =============    ============   ===========   ====
Preprint Distribution
(in thousands)               2,851,632       2,907,832       (56,200)  (1.9)
                         =============    ============   ===========   ====
NET PAID CIRCULATION:
Morning (w/USAT)             7,025,809       7,086,063       (60,254)  (0.9)
Evening                        876,959         906,875       (29,916)  (3.3)
                         -------------    ------------   -----------   ----
Total Daily                  7,902,768       7,992,938       (90,170)  (1.1)
                         =============    ============   ===========   ====
Sunday                       6,227,209       6,404,870      (177,661)  (2.8)
                         =============    ============   ===========   ====

Note:  The above revenue amounts and statistics have been restated to include all companies presently owned, including KTVD-TV in Denver
       (acquired in late June 2006 and operated as a duopoly along with
       KUSA-TV), WATL-TV in Atlanta (acquired in August 2006 and operated as a duopoly along with WXIA-TV).  The revenue and statistical data related to the former Gannett owned newspaper the Muskogee (OK)
       Phoenix which was contributed to the Gannett Foundation in April
       2006, has been excluded from all periods presented.
       Operating results from the company's newspaper in Tucson, which participates in a joint operating agency, are accounted for under the equity method of accounting and are reported as a single amount in other operating revenues.  Advertising linage statistics from this newspaper are not included above, however, circulation volume statistics are included.
       Newsquest is a regional newspaper publisher in the United Kingdom with nearly 300 titles, including paid and unpaid daily and non-daily products. Circulation volume statistics for Newsquest's 17 paid-for daily newspapers are included above.  Circulation volume statistics for the Sunday Herald are included above in the Sunday statistics.  Circulation volume statistics for Newsquest's unpaid daily and non-daily publications are not reflected above.
       Advertising linage for Newsquest publications is not reflected above.

       Circulation volume and advertising linage statistics for non-daily products, including Gannett Healthcare Group and Clipper Magazine are not reflected above.

Gannett Online Internet Audience
March 2007

Nielsen//Net Ratings
Home/Work Panel Combined
     Unique Visitors  Percentage Reach of
       Per Month   Internet Audience
Gannett Online      23,079,000         14.6%